AGREEMENT FOR PURCHASE AND SALE

THIS AGREEMENT FOR PURCHASE AND SALE ("Agreement") made and entered into by and between U-Store-It, L.P., a Delaware limited partnership (herein, "Seller"), whose address is 50 Public Square, Suite 2800, Cleveland, Ohio 44113 and U.S. Commercial LLC, a Virginia limited liability company ("Buyer") whose address is 111 Corporate Drive, Suite 210 Ladera Ranch, CA 92694.

WITNESSETH:

In consideration of the mutual covenants and provisions herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

1. DESCRIPTION OF THE PROPERTY; PURCHASE AND SALE.

Seller hereby agrees to sell, assign, and convey to Buyer and Buyer agrees to purchase from Seller, in accordance with the terms and subject to the conditions contained herein, the property described as follows:

A. LAND. (i) That certain tract of land located at 15 McClure Drive, Gulf Breeze, Florida, being more particularly described on Exhibit "A-1" attached hereto and made a part hereof (herein, the "Gulf Breeze Parcel"), and (ii) that certain tract of land located at 1742 Pass Road, Biloxi, Mississippi, being more particularly described on Exhibit "A-2" attached hereto and made a part hereof (herein, the "Biloxi Parcel", and together with the Gulf Breeze Parcel, herein collectively called the "Land").

B. IMPROVEMENTS. (i) All improvements and related amenities in and on the Gulf Breeze Parcel, comprising approximately 80,049 net rentable square feet of storage space and 703 rental units, and being commonly known as "U-Store-It" (herein, the "Gulf Breeze Improvements"), and (ii) all improvements and related amenities in and on the Biloxi Parcel, comprising approximately 66,594 net rentable square feet of storage space and 580 rental units, and also being commonly known as "U-Store-It" (herein, the "Biloxi Improvements", and together with the Gulf Breeze Improvements, herein collectively called the "Improvements", with the Land and the Improvements being herein collectively called the "Premises").

C. FIXTURES AND PERSONAL PROPERTY. All fixtures, furniture, carpeting, draperies, building supplies, equipment, permits, licenses and other items of personal property owned by Seller and presently affixed, attached to, placed or situated upon or relating exclusively to the Land or Improvements and used in connection with the ownership of the Land or Improvements, including without limitation the items described on Exhibit "G" attached hereto and incorporated herein, and additionally including any assignable permits or warranties to the extent in Seller's possession or otherwise relating to the Premises (collectively, the "Personalty"), but specifically excluding, trade names (including, but not limited to, "U-Store-It"), sign faces (not including standards, monuments, and/or poles) containing trade names, computer software located at the Premises, credit card readers and peripheral equipment and any items of personal property owned by any tenants ("Tenants") of the Land or Improvements and any items of personal property owned by third parties and leased to Seller. The Personalty to be conveyed is subject to depletions, replacements and additions in the ordinary course of Seller's business. The Personalty shall include (a) Seller's goodwill, but only with respect to the business of Seller conducted on the Land, (b) Seller's "yellow page" advertisements, (c) transferable utility contracts, (d) transferable telephone exchange numbers, (e) all personal computers located upon the Premises, and (f) gate access controls and related security equipment used in connection with the operation of the Premises. Notwithstanding the foregoing provisions of this Section 1(C), Buyer shall have a limited irrevocable license to use the name "U-Store-It" in its operation of the Premises for a period of sixty (60) days following Closing (the "License Period"), in order that Buyer may make an orderly transition to Buyer's trade name; provided, however, that Buyer shall indemnify Seller for any claims which may be made against Seller resulting from Buyer's wrongful acts relating to Buyer's use of the name "U-Store-It", and in the event Buyer is so required to indemnify Seller pursuant to this sentence, then Seller may immediately revoke the license so granted. Following the License Period, Buyer shall remove all signage faces bearing the "U-Store-It" name, and Seller shall have the right to retrieve same from the Premises, in their then as-is condition. Buyer shall provide Seller with written notice regarding such required removal, and Seller agrees to effect such removal within fourteen (14) days from the earlier to occur of (i) Seller's receipt of such notice, or (ii) the expiration of the License Period. Seller shall be entitled to access the Premises as reasonably necessary in connection with such signage removal.

D. LEASES. Seller's interest in all leases or occupancy or storage agreements ("Leases") now or hereafter affecting the Land or Improvements, together with all advance rents and refundable security deposits, key deposits and other deposits (collectively, "Security Deposits") of Tenants held by Seller.

E. CONTRACTS. Seller's interest in all assignable leasing, service, supply and maintenance contracts (collectively, "Contracts") relating exclusively to the ownership, use, maintenance or operation of the Land, Improvements or Personalty. Prior to the expiration of the Inspection Period (hereinafter defined), Buyer shall advise Seller in writing as to any terminable Contracts which Buyer requests that Seller terminate as of the Closing Date (hereinafter defined), and Seller shall terminate as of the Closing Date each of the terminable Contracts which Buyer so requests be terminated. If Buyer fails to notify Seller to terminate any such Contracts, Buyer shall be deemed to have elected to assume the obligations of Seller under such Contracts.

The items described in (A) through (D) of this Section 1 are hereinafter collectively called the "Property."

2. PURCHASE PRICE. The purchase price ("Purchase Price") for the Property, shall be the sum of Ten Million Nine Hundred Fifty Thousand and no/100 Dollars ($10,950,000.00), payable in cash at the Closing (as hereinafter defined), by wire transfer of immediately available funds. The Purchase Price is allocated between the two (2) properties comprising the Premises as set forth on Exhibit "H" attached hereto and incorporated herein.

3. EARNEST MONEY DEPOSIT, PURCHASE PRICE, AND ESCROW.

A. The parties shall each execute four (4) copies of this Agreement and shall deliver same to Republic Title of Texas, Inc., 2626 Howell Street, 10th Floor, Dallas, Texas 75204, Attn: Jennifer Haden ("Escrow Agent"). Within three (3) business days following the Effective Date (as defined below), Buyer shall deliver to the Escrow Agent by federally wired funds the sum of Two Hundred Thousand and no/100 Dollars ($200,000.00) as an earnest money deposit (the "Deposit"). The Deposit, together with any interest earned thereon, are herein collectively called the "Earnest Money". Upon receipt of the Deposit, the Escrow Agent shall deliver, an executed original of this Agreement to Seller and Buyer. The Escrow Agent shall deposit the Deposit in an interest-bearing account until Closing (as hereinafter defined) in accordance with the terms of this Agreement.

B. On the Closing Date, Buyer shall unconditionally and irrevocably pay the Purchase Price (inclusive of all Earnest Money and interest accrued thereon, which shall be reflected on the settlement statement at Closing as a credit towards said Purchase Price), adjusted in accordance with the prorations set forth in this Agreement, by federally wired funds.

4. RIGHTS OF INSPECTION AND TERMINATION

A. INSPECTION PERIOD. Buyer shall have a period commencing on the Effective Date and ending at 5:00 p.m. central time forty five (45) days thereafter ("Inspection Period"), during which time Buyer and Buyer's counsel, accountants, agents and other authorized representatives (collectively, "Authorized Agents"), shall be entitled to enter upon the Property for the purpose of inspecting and examining the Property, including, without limitation, conducting surveying, engineering and non-invasive environmental tests (i.e. a Phase I environmental test) and studies, and any such other reasonable inspections and investigations as Buyer shall consider appropriate, provided, however, Buyer shall not conduct any intrusive inspection or examination without Seller's prior written consent. Subject to the rights of Tenants under the Leases, Buyer and its Authorized Agents shall have access to the Property upon not less than twenty-four (24) hours prior notice to Seller (which may be by electronic mail), and Seller shall reasonably cooperate with Buyer and its Authorized Agents in Buyer's inspection process. If Buyer, in Buyer's sole discretion and opinion, for any reason or no reason, is dissatisfied with the results of Buyer's inspection of the Property or any of the other items furnished by Seller and reviewed by Buyer, as set forth in this Section 4, Buyer may, by written notice delivered to Seller prior to the expiration of the Inspection Period, terminate this Agreement, in which event the Earnest Money shall be delivered to Buyer, without the consent or joinder of Seller being required, and Seller and Buyer shall have no further obligations hereunder, except as may otherwise be provided in this Agreement. In the event that Buyer elects to proceed with the acquisition of the Property as provided herein or fails to notify Seller of Buyer's election to terminate the Agreement in accordance with the provisions of this Section 4(A), Buyer shall be deemed to have elected to proceed with the acquisition of the Property, whereupon the entire Earnest Money shall immediately become fully nonrefundable except in the event of a Seller default or as may be otherwise expressly set forth in this Agreement, and Buyer shall be obligated to purchase the Property on the terms and subject to the conditions set forth herein.

B. DOCUMENT REVIEW. During the Inspection Period, and following not less than twenty-four (24) hours prior notice to Seller (which may be by electronic mail), Seller agrees to allow Buyer and Buyer's Authorized Agents to inspect, at Buyer's expense, any of the following to the extent in Seller's possession or readily available to Seller: survey of the Land, owner's title insurance policy, a current rent roll, the Leases, copies of real estate tax bills and utility bills for the past 12 months, current insurance premiums, and the Contracts (collectively, "Documents"). Except as otherwise set forth in Section 9 or as set forth in the "Seller's Closing Documents" (as defined below), Buyer acknowledges and agrees that Seller makes no representations or warranties, express or implied, regarding the Property or the Documents, including, without limitation, with respect to the qualifications of the parties having prepared such materials, or the accuracy or completeness of such Documents, or Buyer's right to rely on any such Documents. Additionally, within seven (7) business days after the Effective Date, Seller shall provide Buyer with copies of those due diligence items set forth on Exhibit "I" attached hereto and incorporated herein (the "Due Diligence Delivery Items"), which additionally shall be deemed to be included within the term "Documents" for all purposes of this Agreement. Notwithstanding any provision herein to the contrary, in the event that Seller fails to provide Buyer with all of the Due Diligence Delivery Items within the time period set forth above, then Buyer shall notify Seller accordingly in writing, and in the event Seller then fails to delivery any such missing item to Buyer within three (3) business days following Buyer's notice to Seller, it is agreed that the Inspection Period automatically shall be extended one day for each such day of delay in the delivery of all such items, not to exceed an aggregate of thirty (30) days.

C. INSPECTION OBLIGATION. Buyer and its Authorized Agents shall: (a) not disturb the Tenants or interfere with their use of the Property under their respective Leases; (b) not interfere with the operation and maintenance of the Property; (c) not damage any part of the Property or any personal property owned or held by any Tenant or any third party; (d) not injure or otherwise cause bodily harm to Seller, its agents, contractors and employees or any Tenant; (e) promptly pay when due the costs of all tests, investigations and examinations done with regard to the Property with Buyer's authorization; (f) not permit any liens to attach to the Property by reason of the exercise of Buyer's rights hereunder; (g) restore the Property to the condition in which the same was found before any such inspections or tests were undertaken; and (h) permit Seller to have one of Seller's representatives present at any and all on-site inspections. Buyer hereby agrees to pay, indemnify, protect, defend (with counsel acceptable to Seller in Seller's reasonable discretion), save and hold Seller harmless of and from all debts, duties, obligations, liabilities, suits, claims, demands, settlements, causes of action, damages, losses, fees and expenses (including, without limitation, reasonable attorneys' fees and expenses and court costs) caused by Buyer or Buyer's Authorized Agents entering upon the Property or in exercising their rights under this Agreement. Buyer's obligations set forth herein shall survive the Closing or earlier termination of this Agreement. Prior to conducting any examination of the Property, Buyer shall provide Seller with a certificate of insurance confirming that Buyer maintains a comprehensive general liability policy with coverage in an amount of not less than One Million and 00/100ths Dollars ($1,000,000.00). Additionally, Buyer shall order its Phase I environmental site assessments of the Premises within forty five (45) days following the Effective Date, and provide evidence of same to Seller.

D. CONFIDENTIALITY. Buyer acknowledges that any and all of the Documents are proprietary and confidential in nature and are delivered to Buyer solely to assist Buyer in determining the feasibility of purchasing the Property. Except as otherwise provided herein, prior to Closing Buyer agrees not to disclose the Documents, or any of the surveys, studies, reports or work product generated by or for Buyer during the Inspection Period (collectively, the "Reports"), or any of the provisions, terms or conditions thereof, to any party outside of Buyer's organization except its Authorized Agents and to its attorneys, accountants, lenders, or investors (collectively, "Permitted Outside Parties"). Buyer further agrees that the Documents and the Reports shall be disclosed and exhibited only to those persons within Buyer's organization, the Authorized Agents or to the Permitted Outside Parties who are assisting Buyer in determining the feasibility of Buyer's acquisition of the Property and who will be advised by Buyer of the confidential nature of such information and instructed by Buyer to preserve the confidentiality of such information. Buyer shall return all of the Documents and any and all copies Buyer has made of the Documents and, at no cost to Seller and without warranty, a copy of all Reports at such time as this Agreement is terminated for any reason; provided, however, that (i) delivery of the Reports to Seller shall be conditioned upon the third party preparer of each such Report consenting to such delivery, and (ii) in no event shall the return of the Earnest Money to Buyer under Section 4(A) above be conditioned upon delivery of any of the foregoing items to Seller pursuant to the terms of this Section 4(E). Buyer's obligations set forth herein shall survive the termination of this Agreement. Any press release or other public disclosure concerning this transaction which shall be made by or on behalf of Seller or Buyer, shall not include the Purchase Price, unless such disclosure is required by any applicable law.

5. TITLE MATTERS.

A. TITLE COMMITMENT AND POLICY. Within five (5) business days after the Effective Date, Buyer shall order from Escrow Agent (i) copies of current commitment(s) for title insurance ("Commitment(s)") issued by Escrow Agent, as agent for an underwriter acceptable to Buyer ("Title Company") for the Property committing to issue to Buyer at Closing an Owner's Title Insurance Policy ("Title Policy"), in the amount of the Purchase Price insuring Buyer's fee simple title to the Property to be good, marketable and indefeasible, and (ii) complete and legible copies of all documents shown as title exceptions in the Commitments, (collectively, the "Title Documents"). Buyer agrees to promptly provide Seller with evidence that Buyer has so ordered the Commitments. All matters shown on Schedule B of the Commitments which are not objected to by Buyer by delivery of written notice to Seller within ten (10) days following Buyer's receipt of the Commitments, the Title Documents and the "Surveys" (as defined below) [herein, the "Title Review Period"], or any matters shown on any update to the Title Commitment disclosing any new title matters which are not objected to by Buyer within ten (10) days following Buyer's receipt of such update, shall be conclusively deemed to be acceptable to Buyer and shall be deemed to be "Permitted Exceptions" hereunder. Buyer shall provide Seller with written notice setting forth Buyer's objections to title prior to the expiration of the Title Review Period, and Seller shall advise Buyer within five (5) days following its receipt of Buyer's title objections which of such title objections, if any, Seller has elected to cure. In the event that Seller advises Buyer that it will not cure or eliminate such title objections, in a manner satisfactory to Buyer in its sole discretion, then Buyer shall have the option of either: (A) waiving such title objection(s), without reduction in the Purchase Price and without claim against Seller therefor and proceed to Closing, in which event such title matters shall be deemed to be Permitted Exceptions, or (B) terminating this Agreement by notice to Seller and Escrow Agent, in which event Escrow Agent shall deliver the Earnest Money to Buyer, without the consent or joinder of Seller being required, and Seller and Buyer shall be released from all further obligations under this Agreement, except as may be otherwise set forth herein. If Buyer does not terminate this Agreement pursuant to (B) above within five (5) business days following any notice by Seller to Buyer that it will not cure any such defects, Buyer shall be deemed to have waived its objection as to the title matter(s) that Seller has elected not to cure. Seller shall have no obligation to take any action or expend any money to remove any objections to title made by Buyer; provided, however, that notwithstanding the foregoing, Seller shall be obligated to remove from record (by bonding or otherwise releasing in a manner satisfactory to Buyer and Escrow Agent) any and all of the following affecting the Premises as of the Closing Date: (x) liquidated, final, non-appealable liens or judgments against Seller or otherwise affecting the Premises; (y) any mortgage, deed of trust or other security interest affecting the Premises; or (z) any mechanic's or materialman's lien and any judgment affecting the Premises, in any case resulting from the non-payment by Seller of any sums alleged to be due and owing by Seller to a contractor or materialman.

B. SURVEY. Buyer shall obtain, at its sole cost and expense, current, as-built surveys of each parcel comprising the Premises, prepared by a registered surveyor reasonably acceptable to Buyer and the Escrow Agent (collectively, the "Surveys"), which may be updates of any existing surveys delivered by Seller to Buyer, and which shall be sufficient for purposes of deleting any "survey exceptions" from the Title Policy. The Surveys shall be certified to Buyer and its lender, and made in accordance with the 2005 Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys, effective January 1, 2006. Buyer agrees to order the Surveys within fifteen (15) days from the Effective Date, and shall provide evidence of same to Seller.

6. ASSIGNMENT. Buyer may not assign this Agreement without the written consent of Seller, such consent not to be unreasonably withheld. Notwithstanding the foregoing provisions of this Section 6, Buyer shall be entitled to assign this Agreement, without Seller's consent, to either (i) an affiliate of Buyer, (ii) a real estate investment trust of which Buyer or an affiliate of Buyer is the external advisor, or (iii) a Delaware statutory trust of which Buyer or an affiliate of Buyer is the signatory trustee (herein, a "Permitted Assignee"). Additionally, Buyer further shall have the right to assign its rights under this Agreement to acquire different portions of the Premises to separate Permitted Assignees. Buyer shall continue to remain liable under this Agreement following any such assignment.

7. TIME OF CLOSING. The date of the closing of the transaction contemplated by this Agreement ("Closing") shall be (i) forty five (45) days after the end of the Inspection Period or (ii) such earlier date selected by Buyer following a minimum of ten (10) days' notice to Seller thereof ("Closing Date"), time being of the essence.

8. POSSESSION. Possession and occupancy of the Property shall be delivered by Seller to Buyer on the Closing Date.

9. REPRESENTATIONS AND COVENANTS OF SELLER. Seller covenants, represents and warrants to Buyer as follows:

A. Seller is the fee simple owner of the Premises, free and clear of all liens and monetary encumbrances (except for those to be removed by Seller at Closing), and no party, except as herein set forth, has or shall have on the Closing Date any rights in, or to acquire, all or any portion of the Premises, except for the rights of occupancy of tenants under the Leases.

B. Seller is a duly formed and validly existing Delaware limited partnership, in good standing under the laws of the State of Delaware and is qualified to do business in the state(s) in which the Premises are located.

C. Seller has full right, power and authority to execute, deliver and perform its obligations under this Agreement and has taken all necessary action and obtained all necessary consents to authorize the execution, delivery and performance of this Agreement and all documentation required to effectuate the full intent and purposes of this Agreement, and this Agreement is enforceable against Seller in accordance with the terms hereof, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement thereof or relating to creditors' rights generally.

D. There is no legal action pending, or to the knowledge of Seller, threatened against Seller, which relates to or affects the Property or otherwise adversely affects Seller's ability to perform Seller's obligations hereunder.

E. No petition in bankruptcy (voluntary or otherwise), assignment for the benefit of creditors, or petition seeking reorganization or arrangement or other action under federal or state bankruptcy laws is pending against or contemplated by Seller.

F. Seller is not a "foreign person" within the meaning of Section 1445 of the IRC of 1986, as amended.

G. To its knowledge, Seller is not in violation of (a) the PATRIOT Act, Pub. L. No. 107-56, the Bank Secrecy Act, 31 U.S.C. Section 5311 et seq., the Money Laundering Control Act of 1986, and laws relating to the prevention and detection of money laundering in 18 U.S.C. Sections 1956 and 1957; (b) the Export Administration Act (50 U.S.C. Sections 2401-2420), the International Emergency Economic Powers Act (50 U.S.C. Section 1701, et seq.), the Arms Export Control Act (22 U.S.C. Sections 2778-2994), the Trading With The Enemy Act (50 U.S.C. app. Sections 1-44), and 13 U.S.C. Chapter 9; (c) the Foreign Asset Control Regulations contained in 31 C.F.R., Subtitle B, Chapter V; and (d) any other civil or criminal federal or state laws, regulations, or orders of similar import; provided, however, that Seller hereby agrees to indemnify and hold Buyer harmless from and against any claim, cause of action, cost, loss or expense, including reasonable attorneys fees, that may by incurred by Buyer as a result of any such violation by Seller, regardless of whether Seller had knowledge of such violation. The indemnity obligations contained in the immediately preceding sentence shall survive Closing for a period of nine (9) months.

H. Seller is not an entity with whom Buyer is prohibited from engaging in this transaction due to any United States government embargos, sanctions, or terrorism or money laundering laws, including, without limitation, due to Seller's or of any party that has ownership in or control over Seller being (1) subject to United States government embargos or sanctions, (2) in violation of terrorism or money laundering laws, statutes, executive orders or other governmental action, or (3) listed on a published United States government list (e.g., Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control or other lists of similar import).

I. The Leases listed on the rent rolls to be provided to Buyer are all of the leases affecting Seller's Property, and the copies thereof which will be made available to Buyer pursuant to this Agreement are true and correct in all material respects.

J. Seller has no knowledge and has not received any written notice of any violation of any law, zoning ordinance, municipal ordinance code, or regulation (including any environmental law or regulation) affecting the Property which has not been cured, nor has Seller received any written notice of any existing or threatened condemnation action involving any such Property.

K. Seller has all right and power to cause the sale, transfer and assignment of the Leases to Buyer and (i) Seller has duly and punctually kept, observed and performed all of its material obligations under the Leases to be kept, observed and performed; (ii) the Leases are valid and in full force and effect; (iii) Seller has not collected any rent for more than one (1) month in advance under any Leases which will be in effect on the Closing Date except as disclosed in the rent rolls to be provided to Buyer; and (iv) except for written Leases, there are no other leases of the Property.

L. From and after the date of this Agreement through the Closing Date, Seller shall: (i) maintain the Property in substantially the same condition as it existed as of the date of this Agreement, ordinary wear and tear, and damage and destruction excepted; (ii) not create or allow any additional exceptions to title which will be binding on Buyer or the Property after Closing without Buyer's prior written approval, which may be granted or withheld in Buyer's sole discretion; (iii) not enter into, without the prior written approval of Buyer, which may be granted or withheld in Buyer's sole discretion, any written or oral leases or contracts pertaining to the Property that would be binding upon Buyer after the Closing Date, other than (a) leases entered into in the ordinary course of business and in conformity with Seller's current leasing practices, and (b) such service contracts and similar agreements that are entered into in the ordinary course of business, and which shall be terminated by Seller effective as of Closing (and in such instance, Seller shall provide a copy of any such lease or contract to Buyer within five (5) days following execution thereof); and (iv) operate the Property in the ordinary course of business.

M. Intentionally Omitted.

N. The Rent Roll, which shall be updated and recertified at Closing by Seller, is and shall be true, correct and complete in all material respects and no concessions, discounts or other periods of free or discounted rent have been given other than those reflected on the Rent Roll.

O. All financial information concerning the Property delivered or made available by Seller to Buyer pursuant to Section 4(B) above, is true, correct and complete in all material respects.

P. Seller has no actual knowledge, and has received no notice, that the Property has environmental contamination.

Q. Seller has not received, with respect to the Property, written notice from any governmental authority regarding, and has no actual knowledge of, any special assessment relating to the Property, whether proposed or already assessed.

R. For a period of nine (9) months following the Closing (and thereafter during the continuance of any claim or cause of action that may be filed or asserted by Buyer against Seller with respect to this Agreement during such nine (9) month period), Seller's net worth and liquidity shall at all times be not less than Five Hundred Thousand and no/100 Dollars ($500,000), and Seller shall, upon written request by Buyer from time to time, provide Buyer with evidence thereof.

As used in this Section 9, Seller's "knowledge" shall mean the actual knowledge of Stephen R. Nichols, Seller's Senior Vice President of Operations, without inquiry or investigation. Seller hereby represents to Buyer that Stephen R. Nichols is familiar with any and all material issues affecting the operations of the Property. All representations and warranties of Seller set forth in this Agreement shall be effective, valid, true and correct on the Closing Date and shall survive the Closing for a period of nine (9) months. Seller shall deliver a certificate to Buyer at Closing updating and recertifying all of the foregoing representations and warranties to Buyer as of the Closing Date (the "Recertification Certificate").

10. REPRESENTATIONS AND COVENANTS OF BUYER. Buyer expressly covenants, represents and warrants to Seller, as follows:

A. Buyer is a duly formed and validly existing limited liability company in good standing under the laws of the State of Virginia and is qualified to do business in the state(s) in which it is required to be so qualified.

B. Buyer has full right, power and authority to execute, deliver and perform its obligations under this Agreement and has taken all necessary action and obtained all necessary consents to authorize the execution, delivery and performance of this Agreement and all documentation required to effectuate the full intent and purposes of this Agreement, and this Agreement is enforceable against Buyer.

C. There is no legal action pending or to Buyer's knowledge threatened against Buyer which would affect the ability of Buyer to carry out the transactions contemplated by this Agreement.

D. No petition in bankruptcy (voluntary or otherwise), assignment for the benefit of creditors, or petition seeking reorganization or arrangement or other action under federal or state bankruptcy laws is pending against or contemplated by Buyer.

E. Buyer acknowledges that, by the end of the Inspection Period, Buyer will have had sufficient opportunity to inspect the Property at its expense in order to ascertain to its satisfaction the extent to which the Property complies with applicable zoning, building, environmental, health and safety and all other laws, codes and regulations.

F. Buyer acknowledges that, by the end of the Inspection Period, Buyer will have had sufficient opportunity to review the Leases, Contracts, expenses and other matters relating to the Property in order to determine, based upon its own investigations, inspections, tests and studies, whether to proceed to Closing.

All representations, covenants and warranties of Buyer set forth in this Agreement shall be effective, valid, true and correct on the Closing Date of and shall survive the Closing for nine (9) months.

11. COMMUNICATIONS. All notices, demands, requests, consents, approvals, waivers or other communications shall be in writing and shall be deemed to be delivered (i) upon receipt or confirmation of delivery when personally delivered or sent by postal delivery or nationally recognized courier service and addressed to the parties as set forth below or upon refusal of delivery or (ii) upon confirmation of facsimile transmission (or, if shown, electronic transmission) when sent by facsimile transmission (or electronic transmission) to the parties at the numbers set forth below, so long as a duplicate copy of such communication by facsimile (or electronic transmission) is deposited on the same day for delivery by one of the other methods permitted hereunder:

If to Seller, to the address as follows:

Kathleen Weigand, Esq., U-Store-It, L.P.

50 Public Square, Suite 2800, Cleveland, Ohio  44113

Phone: (216) 274-1345, Fax: (216) 274-1372, Electronic Delivery: kweigand@u-store-it.com with a copy to:

Jonathan Perry and Richard Stern, Grovecrest Consulting

P.O. Box 382653, Germantown, TN 38183-2653

Phone: (901) 210-2079 (Perry) , Fax: (901) 331-6638 (Stern), Electronic Delivery: jperry@grovecrestconsulting.com, rstern@grovecrestconsulting.com with a copy to:

John A. Stemmler, Bass, Berry and Sims, PLC

The Tower at Peabody Place, 100 Peabody Place, Ste. 900, Memphis, TN 38103

Phone: (901) 543-5908, Fax: (888) 549-2706, Electronic Delivery: jstemmler@bassberry.com

If to Buyer, to the address as follows:

U.S. Commercial LLC

111 Corporate Drive, Suite 210, Ladera Ranch, CA 92694

Attn: H. Michael Schwartz

Phone: (949) 429-6600, Fax: (949) 429-6606, Electronic Delivery: michael.schwartz@usa1031.com with copies to:

U.S. Commercial LLC

5956 Sherry Lane #1000, Dallas, Texas 75225

Attn: Wayne Johnson

Tel: (214) 631-3959, Fax: (214) 631-1144, Electronic Delivery: wjohnson@sstreit.com

Mastrogiovanni Schorsch & Mersky, P.C.

2001 Bryan Street, Suite 1250, Dallas, Texas 75201

Attn: Charles Mersky, Esq.

Tel: (214) 922-8800, Fax: (214) 922-8801, Electronic Delivery: cmersky@msandm.com

12. EFFECTIVE DATE OF AGREEMENT. The effective date ("Effective Date") of this Agreement shall be the later date that this Agreement is executed either by Seller or by Buyer, as indicated on the signature page hereof.

13. CONDITION.

13.1 Seller's Disclaimer.

Buyer acknowledges and agrees that Seller, except as set forth in Section 9 above or in Seller's Closing Documents (and further subject to all covenants of Seller set forth in this Agreement or in Seller's Closing Documents), has not made, does not make and specifically negates and disclaims any representations, warranties, promises, covenants, agreements or guaranties of any kind or character whatsoever, whether expressed or implied, oral or written, past, present or future, of, as to, concerning or with respect to the Property including, without limitation:

(A) Value, nature, quality or condition of the Property, including without limitation the water, soil and geology and status of any permits and governmental approval;

(B) Income to be derived from the Property;

(C) Suitability of the Property for any and all activities and uses which Buyer may conduct thereon;

(D) Compliance of or by the Property or its operation with any laws, rules, ordinances or regulations of any applicable governmental authority or body;

(E) Habitability, merchantability, marketability, profitability or fitness for particular purpose of the Premises and Personalty;

(F) Manner or quality of the construction or of the materials incorporated into the Premises and Personalty; or

(G) Manner, quality, state of repair or lack of repair of the Premises and Personalty.

13.2 "As Is" Sale.

Except for the representations and warranties in Section 9 or in Seller's Closing Documents (as hereinafter defined), Buyer further acknowledges and agrees that having been given the opportunity to inspect the Property, Buyer is relying solely on its own investigation of the Property and not on any information provided or to be provided by Seller. Buyer further acknowledges and agrees that any information provided or to be provided by Seller but prepared by third party contractors with respect to the Property was obtained from a variety of sources and that Seller has not made any independent investigation or verification of such information and, subject to Seller's representations and warranties in Section 9 above or in Seller's Closing Documents, Seller makes no representations as to the accuracy or completeness of any such information. Buyer agrees that Seller is not, and shall not be, liable or bound in any manner by any verbal or written statements, representations, or information pertaining to the Property, or the operation thereof, furnished by any real estate broker, servant or any other person, excepting solely Seller, Seller's employees, and agents. Subject to Seller's representations and warranties in Section 9 above or in Seller's Closing Documents, Buyer further acknowledges and agrees that the sale of the Property as provided for herein is made on a "AS IS" condition and basis with all faults. It is understood and agreed that the Purchase Price has been adjusted by prior negotiations to reflect that all of the Property is sold by Seller and purchased by Buyer subject to the foregoing.

14. CONVEYANCE. Seller shall convey title to the Premises to Buyer by separate special or limited warranty deeds for each parcel comprising the Premises (collectively, the "Deeds") subject only to the Permitted Exceptions.

15. DOCUMENTS FOR CLOSING. Not later than three (3) days prior to the Closing Date, Seller shall deposit in escrow with the Escrow Agent, the following executed documents ("Seller's Closing Documents"), it being understood that each party comprising Seller shall execute Seller's Closing Documents for and with respect to that property comprising the Premises that is owned by such party:

(A) The Deeds, in the forms attached hereto as Exhibit "B" and made a part hereof;

(B) Bill of Sale and General Assignment in the form of Exhibit "C" attached hereto and made a part hereof;

(C) Counterparts of the Assignment and Assumption of Leases in the form of Exhibit "D" attached hereto and made a part hereof;

(D) Counterparts of the Assignment and Assumption of Contracts in the form of Exhibit "E" attached hereto and made a part hereof;

(E) Tenant Notice Letter in the form of Exhibit "F" attached hereto and made a part hereof;

(F) Certified resolution(s) approving the sale of the Property and authorizing the necessary parties to execute and deliver any and all documents reasonably necessary to effectuate the Closing for and on behalf of Seller, in form satisfactory to Escrow Agent;

(G) Counterparts of a closing statement promulgated by Escrow Agent reflecting charges and credits in accordance with the terms of this Agreement (which may be executed at Closing if not available three (3) days prior to Closing);

(H) Written evidence of the termination of any and all management agreements affecting the Property, effective as of the Closing Date, duly executed by Seller and the applicable property manager(s);

(I) An affidavit of Seller certifying that Seller is not a "foreign person," as defined in the federal Foreign Investment in Real Property Tax Act of 1980, and the 1984 Tax Reform Act, as amended;

(J) An affidavit in the form required by the Escrow Agent to remove any standard exceptions, including mechanics' liens, parties in possession and similar matters, together with a GAP Indemnity;

(K) The Recertification Certificate, in accordance with the provisions of Section 9 above; and

(L) Any other documents reasonably required by the Title Company in order for the Title Policy to be issued to Buyer in the form required by this Agreement.

Not later than two (2) days prior to the Closing Date, Buyer shall deposit in escrow with the Escrow Agent, the following executed documents:

(A) Counterparts of the Assignment and Assumption of Leases in the form of Exhibit "D";

(B) Counterparts of the Assignment and Assumption of Contracts in the form of Exhibit "E";

(C) Certified resolution(s) approving the purchase of the Property and authorizing the necessary parties to tender the Purchase Price and to execute and deliver any and all documents reasonably necessary to effectuate the Closing for and on behalf of Buyer; and

(D) Counterparts of a closing statement promulgated by Escrow Agent reflecting charges and credits in accordance with the terms of this Agreement (which may be executed at Closing if not available three (3) days prior to Closing).

16. EXPENSES.

A. Buyer shall pay the following costs at Closing:

(1) One-half (1/2) of the escrow fee of the Escrow Agent.

(2) The nominal per page costs of recording the Deeds (excluding any documentary stamp taxes or other similar costs payable in connection with recording the Deeds).

(3) Any documentary stamp tax or intangibles tax on any mortgage or deed of trust in connection with Buyer's financing of the purchase of the Property.

(4) The cost of any inspections and investigations performed by or for the Buyer.

(5) The cost of all endorsements to the Title Policy desired by Buyer, as well as any lender's title policies desired by Buyer.

(6) All costs relating to the Survey.

(7) It's own attorney's fees in connection with the Closing.

B. Seller shall pay the following costs at Closing:

(1) One-half (1/2) of the escrow fee of the Escrow Agent.

(2) The premium for the base Title Policy (excluding the cost of extended coverage and any endorsements that Buyer may desire).

(3) All applicable city and/or county transfer taxes, documentary stamp taxes and similar charges relating to the transfer of the Property.

(4) All costs and expenses relating to retirement of any and all indebtedness secured by the Property, including without limitation (i) prepayment penalties, (ii) all costs and expenses relating to defeasance of Seller's financing, if applicable, and (iii) the costs of recording all mortgage cancellations.

(5) It's own attorney's fees in connection with the Closing.

17. PRORATION OF TAXES (REAL AND PERSONAL); UTILITIES; CONTRACTS. Escrow Agent shall prorate all taxes and assessments as of the Closing Date according to the calendar year, using the last available County Treasurer's or other applicable municipal tax office's tax duplicate for the purpose of closing the transaction. Seller and Buyer shall work together to notify utility companies and vendors of the Closing and transfer all utilities and Contracts assumed by Buyer to Buyer's name as of the Closing Date. Seller shall be entitled to a refund of all utility deposits and shall pay all utilities up to the Closing. Buyer shall be responsible for all utilities and Contracts assumed by Buyer from and after the Closing. If the Closing shall occur before the tax rate or the assessed valuation of the Property is fixed for the then current year, the apportionment of taxes shall be upon the basis of the tax rate for the immediately preceding year, applied to the latest assessed valuation. Subsequent to the Closing, when the tax rate and the assessed valuation of the Property is fixed for the year in which the Closing occurs, the parties agree to adjust the proration of taxes and, if necessary, to refund or repay such sums as shall be necessary to effect such adjustment, which obligation shall survive Closing.

18. PRORATION OF RENTS. Seller shall pay or cause to be paid to Buyer, at Closing, the amount of the Security Deposits and prepaid rents paid to Seller by Tenants as of the proration date specified in Section 19. The prorations of prepaid rent shall be computed on a monthly basis based upon the actual number of days in the calendar month. Except as hereinafter provided, no proration shall be made for rents delinquent as of the Closing Date ("Delinquent Rents"). At Closing, Buyer shall pay Seller an amount which is equal to ninety percent (90%) of Delinquent Rents of Non-Defaulting Tenants which are delinquent thirty (30) days or less. As used herein, Non-Defaulting Tenants means tenants who are not more than thirty (30) days delinquent in the payment of rent as of the Closing Date. Any Delinquent Rents collected after Closing shall belong exclusively to Buyer and all rights to pursue collection of such amounts shall vest solely in Buyer. As used herein, "Delinquent Rents" shall not include any late charges or fees.

19. PRORATION DATE. Taxes and assessments, insurance, rents and other expenses and revenue of the Property required to be prorated hereunder shall be prorated through 11:59 P.M. on the day prior to Closing, with Buyer receiving the benefits and burdens of ownership for the date of Closing.

20. DISPUTE RESOLUTION. Any and all complaints, disputes, claims and controversies, whether asserted individually or as a class, by or between Seller and Buyer arising out of, related to or in connection with this Agreement or the Property shall be subject to binding arbitration, including without limitation, any claims for breach of contract, breach of warranty, negligence, negligent or intentional misrepresentation or nondisclosure in the inducement, execution or performance of any contract, including this arbitration agreement, any claims involving statutory liability, any claims for breach of any alleged duty of good faith and fair dealing and any disputes involving the interpretation, scope or enforceability of this arbitration agreement and any defense based upon waiver, estoppel or laches. This agreement to arbitrate shall be subject to the Federal Arbitration Act (Title 9, U.S. Code) and any arbitration award shall be enforceable by judgment in any court having jurisdiction thereof. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association and in no event may claims be asserted in the arbitration after the date when institution of such claims would be barred by the applicable statute of limitations or repose. Arbitration expenses, including the arbitrators' fees, shall be equally divided between the Buyer and Seller. Attorneys' fees as well as experts' fees, reproduction expenses, travel expenses and other like expenses, however, shall not be considered arbitration expenses, and the prevailing party shall be entitled to recover all such costs reasonably incurred for services rendered in connection with such arbitration and any related litigation, appellate proceedings and post-judgment proceedings. This Section shall survive the Closing or earlier termination of this Agreement.

21. REAL ESTATE COMMISSIONS. Buyer warrants that it has not engaged the services of a real estate broker in connection with the transaction contemplated hereby, and agrees to indemnify, defend, and hold harmless Seller from all claims and costs incurred by Seller as a result of anyone's claiming by or through Buyer any fee, commission or compensation on account of this Agreement. Seller warrants that it has not engaged the services of a real estate broker in connection with the transaction contemplated hereby, other than Marcus & Millichap ("Broker"), whose commission or compensation Seller agrees to pay at Closing, and Seller agrees to indemnify, defend, and hold harmless Buyer from all claims and costs incurred by Buyer as a result of anyone's claiming by or through Seller any fee, commission or compensation on account of this Agreement, including any claims made by Broker.

22. CONDEMNATION AND CASUALTY.

A. CONDEMNATION. Seller shall promptly notify Buyer of any threatened or commenced condemnation or eminent domain proceedings affecting the Property. In the event that all or any "substantial portion" of the Property (as defined below in this Section 22) shall be taken in condemnation or by conveyance in lieu thereof or under the right of eminent domain or formal proceedings have been initiated therefor after the Effective Date and before the Closing Date, then at the election of Buyer by written notice thereof to Seller within ten (10) days after Seller notifies Buyer in writing of the condemnation or eminent domain proceedings, this Agreement shall be terminated, in which event the Escrow Agent shall deliver the Earnest Money to Buyer, without the consent or joinder of Seller being required, this Agreement shall be null and void, and Seller and Buyer shall be released from all further obligations under this Agreement except as may be otherwise set forth herein. In the event Buyer fails to timely deliver written notice of termination as described above, Buyer shall be deemed to have elected to proceed to close the transaction contemplated herein pursuant to the terms hereof, in which event Seller shall deliver to Buyer at the Closing any proceeds actually received by Seller attributable to the Property from such condemnation or eminent domain proceeding or conveyance in lieu thereof and assign to Buyer at Closing Seller's rights to any such proceeds not yet received by Seller, and there shall be no reduction in the Purchase Price for the Property. If the taking does not involve a "substantial portion" of the Property, as herein defined, then Buyer shall be obligated to close the transaction contemplated herein according to the terms hereof, notwithstanding such taking, and Seller shall deliver to Buyer at the Closing any proceeds actually received by Seller attributable to such Property from such condemnation or eminent domain proceeding or conveyance in lieu thereof and assign to Buyer at Closing Seller's rights to any such proceeds not yet received by Seller, and there shall be no reduction in the Purchase Price for such Property.

B. CASUALTY. Seller shall promptly notify Buyer of any casualty affecting the Property. In the event that all or any "substantial portion" of the Property shall be damaged or destroyed by fire or other casualty after the Effective Date and before the Closing Date, Buyer may, at its option, terminate this Agreement by written notice thereof to Seller within ten (10) days after Seller notifies Buyer in writing of the casualty and the availability and amount of insurance proceeds, in which event the Escrow Agent shall deliver the Earnest Money to Buyer, without the consent or joinder of Seller being required, this Agreement shall be null and void, and Seller and Buyer shall be released from all further obligations under this Agreement except as may be otherwise set forth herein. In the event Buyer does not elect to terminate this Agreement as described above, Buyer shall proceed to close the transaction contemplated herein pursuant to the terms hereof, in which event Seller shall deliver to Buyer at the Closing any insurance proceeds actually received by Seller attributable to the Property from such casualty, and assign to Buyer at Closing, to the extent assignable, all of Seller's right, title and interest in any claim under any applicable insurance policies in respect of such casualty not yet paid to Seller, together with payment to Buyer, in cash (or at Buyer's option by credit against the Purchase Price), of an amount equal to the sum of (a) deductible(s), if any, applicable to such loss under the insurance policy(ies), (b) the amount of any uninsured loss, and (c) any insurance proceeds which are not assignable or assigned to Buyer at Closing, and there shall be no reduction in the Purchase Price for the Property (other than the aforementioned credit, if so elected by Buyer). If the casualty loss does not involve a "substantial portion" of the Property, as defined herein, then Buyer shall be obligated to close the transaction contemplated herein according to the terms hereof, notwithstanding such casualty loss, and Seller shall (i) deliver to Buyer at the Closing any insurance proceeds actually received by Seller attributable to the Property from such casualty, and (ii) assign to Buyer at Closing, to the extent assignable, all of Seller's right, title, and interest in any claim under any applicable insurance policies in respect of such casualty not yet paid to Seller, together with payment to Buyer, in cash (or at Buyer's option by credit against the Purchase Price), of an amount equal to the sum of (x) any insurance proceeds which are not assignable or assigned to Buyer at Closing, (y) deductible(s), if any, applicable to such loss under the insurance policy(ies), and (z) the amount of any uninsured loss, and there shall be no reduction in the Purchase Price for the Property (other than the aforementioned credit, if so elected by Buyer). For purposes of this Section 22(B), the phrase "uninsured loss" shall mean any loss resulting from a casualty which is not covered by Seller's casualty insurance policy, as opposed to any loss which, though covered, is subject to a deductible.

C. SUBSTANTIAL PORTION DEFINED. For the purposes of this Section 22, a taking of or casualty loss to a "substantial portion" of the Property shall be deemed to mean (i) any casualty loss affecting all or any portion of the Property which would cost in excess of $250,000.00 to repair, or (ii) any threatened or commenced condemnation or eminent domain proceeding affecting all or any portion of the Property that adversely affects the continued use and operation of all or any portion of the Property as a self storage facility, whether due to inadequacy of utilities, reduction of parking, impairment of access to the Property, zoning non-compliance or otherwise.

D. RISK OF LOSS. Subject to the foregoing provisions of this Section 22, risk of loss until Closing shall otherwise be borne by Seller.

23. DEFAULT.

A. SELLER'S DEFAULT; BUYER'S SOLE REMEDIES. If Seller fails to consummate this Agreement in accordance with its terms other than by reason of (i) Buyer's breach of any of its representations or warranties contained in this Agreement; (ii) Buyer's continuing default of any of its covenants hereunder after ten (10) days' prior written notice of such default (which notice shall not be required to be given with respect to a failure to timely close and which ten (10) day notice period shall in no event result in an extension of the Closing Date); or (iii) a termination of this Agreement by Seller or Buyer pursuant to a right to do so expressly provided for in this Agreement, except by reason of a default by either party, Buyer may either (1) terminate this Agreement by written notice to Seller, in which event the Earnest Money shall be returned to Buyer, or (2) pursue specific performance of this Agreement; provided, however, if the remedy of specific performance for any reason is unavailable to Buyer; then Buyer shall have the right to pursue an action to recover damages from Seller for Buyer's out of pocket costs and expenses incurred in connection with this Agreement, including costs and expenses incurred in connection with Buyer's efforts to obtain debt and/or equity financing, together with all court costs, legal fees and related costs of litigation; provided further, however, that in the event specific performance is not available due to the fact that Seller has transferred the Property to another party or engaged in a similar fraudulent act, then notwithstanding anything to the contrary contained herein, there shall be no limitation on the damages recoverable by Buyer in any lawsuit brought by Buyer. In the event of Seller's default after Closing in any of its representations, warranties or covenants in this Agreement that by their terms expressly survive Closing, and such default continues for more than five (5) days after written notice of such default from Buyer, Buyer shall be entitled to pursue an action for actual, compensatory damages. Seller's representations and warranties set forth in this Agreement shall survive Closing for a period of nine (9) months and written notification of any claim arising therefrom must be received by Seller within such nine (9) month period or such claim shall be forever barred and Seller shall have no liability with respect thereto. The liability for any such breach of any representations or warranties shall not exceed Five Hundred Thousand and 00/100 Dollars ($500,000.00); and recovery of actual, compensatory damages up to that amount is Buyer's sole and exclusive remedy for any such breach, and accordingly in no event shall Seller be liable to Buyer for any lost profits or consequential or other indirect or punitive or speculative damages. Notwithstanding the immediately preceding sentence, Buyer shall not be entitled to assert a claim against Seller for breach of representation or warranty as to any individual project comprising a portion of the Premises until such time as one or more claims having a value of Five Thousand and no/100 Dollars ($5,000.00) have been incurred by Buyer with respect to such project. This Section shall survive the Closing or earlier termination of this Agreement.

B. BUYER'S DEFAULT; SELLER'S SOLE REMEDIES. If after written demand, Buyer fails to consummate this Agreement in accordance with its terms other than by reason of (i) Seller's breach of any of its representations or warranties contained in this Agreement; (ii) Seller's continuing default of any of its covenants after ten (10) days' prior written notice of such default (which notice shall not be required to be given with respect to a failure to timely close and which ten (10) day notice period shall in no event result in an extension of the Closing Date); or (iii) a termination of this Agreement by Seller or Buyer pursuant to a right to do so expressly provided for in this Agreement, except by reason of a default by either party, Seller may receive and retain the Earnest Money, together with interest earned thereon as liquidated damages (and not as a penalty) for breach of this Agreement, which shall be Seller's sole and exclusive remedy. Such amount is agreed upon by and between Seller and Buyer as liquidated damages, due to the difficulty and inconvenience of ascertaining and measuring actual damages, and the uncertainty thereof. In the event of Buyer's default after Closing in any of its representations, warranties or covenants in this Agreement that by their terms expressly survive Closing, and such default continues for more than five (5) days after written notice of such default from Seller, Seller shall be entitled to pursue any remedies available at law or in equity; provided, however, in no event shall Buyer be liable to Seller for any lost profits or consequential or other indirect or punitive or speculative damages.

24. TIME. Any time period or date provided for herein which shall end or fall, respectively, on a Saturday, Sunday or state or national legal holiday shall extend to 5:00 P.M. central time of the next day which is not a Saturday, Sunday or state or national legal holiday.

25. PERSONS BOUND. The benefits and obligations of the covenants herein shall inure to and bind the respective permitted successors and assigns of the parties hereto. Whenever used, the singular number shall include the plural, the plural the singular and the use of any gender shall include all genders.

26. FINAL AGREEMENT. This Agreement represents the final agreement of the parties and no agreements or representations, unless incorporated into this Agreement, shall be binding on any of the parties.

27. GOVERNING LAW. This Agreement shall be governed by, and construed in all respects with, the laws of the State of Ohio.

28. EXECUTION AND COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. This Agreement shall not bind Seller or Buyer as an offer or an agreement unless signed by the person or party sought to be bound. The transmittal of an unexecuted draft of this document for purposes of review shall not be considered an offer to enter into an agreement.

29. AMENDMENT; NON-WAIVER. This Agreement may not be modified or amended, except by an agreement in writing signed by Seller and Buyer. The parties may waive any of the conditions contained herein or any of the obligations of the other party hereunder, but any such waiver shall be effective only if in writing and signed by the party waiving such conditions or obligations.

30. LIKE KIND EXCHANGE. Buyer or Seller may elect to exchange the Property for other real estate of a like kind in accordance with Section 1031 of the IRC of 1986, as amended. To exercise any rights under this Section, the party electing to exchange the Property shall provide the other party with a written statement stating its intent to enter into an exchange at least ten (10) days prior to the Closing Date. The party electing to exchange the Property ("Exchanger") may assign its rights under this Agreement to a qualified intermediary ("Qualified Intermediary"), for the purpose of completing such an exchange. Either party's election to exchange, rather than sell or buy, the Property for other real estate of a like kind shall be at no cost or liability to the other party. Should this Agreement become part of a 1031 transaction, the Exchanger hereby agrees that the other party may enforce any and all representations, warranties, covenants and other obligations of the Exchanger under this Agreement directly against the Qualified Intermediary (and/or directly against the Exchanger), and the other party agrees that the Qualified Intermediary may enforce any and all representations, warranties, covenants and other obligations of the other party under this Agreement directly against the other party. Each party electing the 1031 exchange shall indemnify the other from any loss, cost, expense, damages or liability sustained or incurred by reason of its participation in the exchange.

31. MERGER. Except as to those provisions which by the terms thereof expressly survive Closing, this Agreement shall be deemed merged with the Seller's Closing Documents at Closing and shall be of no further force or effect.

32. NO THIRD PARTY BENEFICIARIES. Notwithstanding any provision contained in this Agreement to the contrary, this Agreement is intended as and shall be deemed to be an agreement for the sale of assets and none of the provisions hereof shall be deemed to create any obligation or liability of any party to any person or entity that is not a party to this Agreement, whether under a third-party beneficiary theory, laws relating to transferee liabilities or otherwise.

33. INVALID PROVISION. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement.

34. CONSTRUCTION AND INTERPRETATION. This Agreement is the result of negotiations between the parties and their mutual drafting efforts. Accordingly, there shall be no presumption that any ambiguities identified in this Agreement are to be resolved against either party, and any controversy or cause of action regarding construction or interpretation of this Agreement shall be decided without regard to the authorship of any provision.

35. NO RECORDING. Neither party shall record this Agreement or a short form notice or memorandum of this Agreement in any public records or in any other place of recording without the prior written consent of the other party hereto, and any such recording shall constitute a default by the recording party under this Agreement.

36. BACK-UP OFFERS. From the Effective Date through and including the Closing Date, Seller agrees that neither Seller nor its listing broker shall actively market the Property, solicit offers to purchase the Property or enter into any contracts or agreements, including back-up contracts, regarding the disposition of all or any portion of the Property, excluding any advertisements for the Property that have placed by the listing broker prior to the Effective Date.

37. NON-COMPETITION. Seller shall deliver a Non-Competition Agreement to Buyer at Closing in form and content satisfactory to Buyer. The Non-Competition Agreement shall provide that neither Seller nor any party having a direct or indirect interest in Seller, nor any affiliate of Seller may, directly or indirectly, develop a new self storage facility following the Closing Date, or own, lease, manage or operate any such newly developed facility, for a period of two (2) years subsequent to the Closing within a two (2) mile radius of any property constituting a portion of the Premises.

38. AUCTION. Not later than fifteen (15) days following the expiration of the Inspection Period, Seller will conduct an auction (or commence the process for conducting an auction) for all units in the Property whose tenants are seventy five (75) days or more past due, with each such auction to be conducted in accordance with the laws of the state where the applicable property comprising the Premises is located. Seller will hold Buyer and Buyer's agents and representatives harmless from any legal actions brought by any tenant as a result of any such auction or any other action of Seller with regard to the sale of a tenant's property during the period Seller owned the Property. Seller shall use commercially reasonable efforts to complete all such auctions by Closing, and if not completed by Closing, shall assist Buyer in the completion of such auctions following Closing. Seller's obligations under the immediately preceding sentence expressly shall survive Closing.

39. TITLE POLICY. It shall be a condition to Buyer's obligation to close hereunder that, at Closing, Escrow Agent shall deliver to Buyer the Title Policy, in the form promulgated by the state in which the Premises are situated and subject only to the Permitted Exceptions; provided that in the event the Title Policy is not available at Closing, then the Escrow Agent shall provide Buyer at Closing, at Buyer's option, with either (i) a "marked title commitment", committing to issue the Title Policy in the form required by this Agreement, or (ii) a proforma owner's title policy, with the Title Policy to be delivered to Buyer as promptly after Closing as reasonably possible. Subject to the last sentence of this Section 39, should the foregoing condition not be satisfied at Closing, then Seller shall have the right, but not the obligation, upon notice delivered to Buyer at Closing, to extend the Closing for a period not to exceed thirty (30) days for the purpose of attempting to obtain a substitute owner's policy of title insurance (the "Substitute Policy") from a national title underwriter reasonably acceptable to Buyer, such Substitute Policy to be in the form required by this Agreement and subject only to the Permitted Exceptions. Should Seller be successful in obtaining the Substitute Policy, then the parties shall proceed to consummate the transaction contemplated hereby on the extended Closing Date, in accordance with the terms and conditions of this Agreement, at which time Buyer shall be provided with either a marked title commitment or proforma owner's title policy committing to issue the Substitute Policy, with Seller paying any additional charge for the Substitute Policy. Should Seller have the right to so extend Closing but elect not to do so, or should Seller elect to extend Closing but for any reason be unable to obtain the Substitute Policy by the extended Closing Date, then this Agreement automatically shall terminate, whereupon the Earnest Money shall be returned to Buyer and neither party shall have any further rights or obligations hereunder. Notwithstanding the foregoing provisions of this Section 39, in the event the condition set forth in the first sentence of this Section 39 is not satisfied by Closing as a result of a breach by Seller of any of its obligations hereunder, then Seller shall have no right to extend the Closing, and Buyer shall be entitled to pursue all remedies available under this Agreement with respect to such breach.

40. FINANCING. Buyer agrees to submit a loan application with its lender concerning the financing of the transaction contemplated hereby, within thirty (30) days from the Effective Date, and shall notify Seller in writing promptly upon such submission.

41. Intentionally Omitted.

42. EMPLOYMENT AGREEMENTS. Any and all employment agreements affecting the Property, including union or collective bargaining agreements, shall be terminated by Seller on or before Closing.

43. THIRD PARTY CONTRACTS. Within ten (10) business days following the Effective Date, Seller shall provide Buyer with a list of all equipment leases, service contracts, maintenance and similar agreements (collectively, "Third Party Contracts") affecting all or any portion of the Property (the "Service Contract List"), specifically referencing those Third Party Contracts that will be binding upon Buyer or the Property following Closing. The Service Contract List shall be certified by Seller as being true, correct and complete, and shall be recertified by Seller to Buyer at Closing, without modification.

44. JOINT AND SEVERAL LIABILITY. Each of the parties comprising Seller is jointly and severally liable for all of the representations, warranties and covenants made by the "Seller" under this Agreement.

45. COOPERATION WITH BUYER'S AUDITORS AND SEC FILING REQUIREMENTS. From the Effective Date through and including sixty (60) days after the Closing Date, Seller shall provide to Buyer (at Buyer's expense) copies of, or shall provide Buyer access to, the books and records with respect to the ownership, management, maintenance and operation of the Property and shall furnish Buyer with such additional information concerning the same as Buyer shall reasonably request and which is in the possession or control of Seller, or any of its affiliates, agents, or accountants, to enable Buyer (or Strategic Storage Operating Partnership, L.P. or Strategic Storage Trust, Inc.), to file its or their Form 8-K, if, as and when such filing may be required by the Securities and Exchange Commission ("SEC").   At Buyer's sole cost and expense, Seller shall allow Buyer's auditor (Reznick Group, P.C. or any successor auditor selected by Buyer) to conduct an audit of the income statements of the Property for the year of Closing (to the date of Closing) and the two (2) prior years, and shall cooperate (at no cost to Seller) with Buyer's auditor in the conduct of such audit. In addition, Seller agrees to provide to Buyer's auditor a letter of representation substantially in the form attached hereto as Exhibit "J", and, if requested by such auditor, historical financial statements for the Property, including income and balance sheet data for the Property, whether required before or after Closing. Without limiting the foregoing, (i) Buyer or its auditor may audit Seller's operating statements of the Property, at Buyer's expense, and Seller shall provide such documentation as Buyer or its auditor may reasonably request in order to complete such audit, (ii) Seller shall furnish to Buyer such financial and other information as may be reasonably required by Buyer to make any required filings with the SEC or other governmental authority; provided, however, that the foregoing obligations of Seller shall be limited to providing such information or documentation as may be in the possession of, or reasonably obtainable by, Seller,  or its agents and accountants, at no cost to Seller, and in the format that Seller (or its affiliates, agents or accountants) have maintained such information, and (iii) Seller and Buyer acknowledge and agree that the letter of representation to be delivered by Seller to Buyer substantially in the form attached hereto as Exhibit "J" is not intended to expand, extend, supplement or increase the representations and warranties made by Seller to Buyer pursuant to the terms and provisions of this Agreement or to expose Seller to any risk of liability to third parties. The provisions of this Section 45 shall survive Closing.

(signature blocks on the following page)

SELLER:

U-Store-It, L.P., a Delaware limited partnership

By: U-Store-It Trust, its general partner

By: /s/ Christopher P. Marr

Name: Christopher P. Marr

Title: Chief Financial Officer

Date of Execution by Seller: May 30, 2008

BUYER:

U.S. Commercial LLC, a Virginia limited liability company

By: /s/ H. Michael Schwartz

Name: H. Michael Schwartz

Title: President

Date of Execution by Buyer: May 29, 2008